Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2013 Second-Quarter and Year-to-Date Results

•	Results reflect impact of smaller under-construction pipeline, reduced capitalized interest

•	Continued progress on sustainable capital, non-core dispositions, focused growth

•	Operating portfolio shows solid fundamentals

CLEVELAND, Ohio - September 5, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, Operating FFO, net earnings/loss and revenues for the year to date and the second quarter ended July 31, 2013.

FFO
Second-quarter FFO (funds from operations) was $78.7 million, compared with $21.1 million in the second quarter of 2012. On a fully diluted, per-share basis, second-quarter 2013 FFO was $0.37, compared with $0.11 in 2012. Year-to-date FFO was $131.8 million, or $0.62 per share, compared with $110.2 million, or $0.53 per share, for the first six months of 2012.

For the quarter, positive factors impacting the year-over-year FFO variance included lower losses on land held for divestiture of $45.4 million, increased gains on extinguishment of debt of $26.0 million, and decreased write-offs of abandoned development projects of $10.2 million. These were partially offset by $13.9 million of reduced capitalized interest on projects under construction and development, and the change in fair market value of nondesignated derivatives which were marked to market through interest expense of $11.6 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Operating FFO
Second-quarter Operating FFO was $48.3 million, compared with $62.0 million in the second quarter of 2012. Year-to-date Operating FFO was $80.6 million, compared with $120.0 million for the first six months of 2012.

For the quarter, the primary factors impacting the Operating FFO variance from the prior year included $13.9 million of reduced capitalized interest from projects under construction and development, lower Operating FFO from properties sold of $3.5 million, and reduced net operating income of $3.4 million due to vacancy at One Pierrepont Plaza, an office building in Brooklyn. These negative factors were partially offset by increased NOI from the mature portfolio (excluding One Pierrepont Plaza) of $5.0 million, ramp up of new properties of $3.8 million, and lower interest expense on the mature portfolio of $2.0 million.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling Operating FFO to FFO.

Net Loss
The second-quarter net loss attributable to Forest City Enterprises, Inc. was $16.3 million, compared with a net loss of $43.7 million in the second quarter of 2012. The net loss for the six months ended July 31, 2013, was $35.6 million, compared with a net loss of $21.0 million for the same period in 2012.

The second-quarter net loss attributable to Forest City Enterprises, Inc. common shareholders was $16.3 million, or $0.08 per share, compared with a net loss of $47.6 million, or $0.28 per share, in the same period in 2012. For the first six months of 2013, the net loss attributable to common shareholders was $35.8 million, or $0.19 per share, compared with a net loss of $28.7 million, or $0.17 per share for the first six months of 2012. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net loss for the second quarter and first six months of 2013 is included in the company's Second Quarter 2013 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Second-quarter 2013 consolidated revenues from real estate operations were $291.8 million, compared with $241.8 million for the comparable period in 2012. For the first six months of 2013, consolidated revenues from real estate operations were $587.9 million, compared with $519.0 million for the first six months of 2012.

Commentary
“While our mature portfolio continues to demonstrate solid fundamentals, results for the quarter and six months reflect several factors that are negatively impacting performance in the near term,” said David J. LaRue, Forest City president and chief executive officer. “The first is the ongoing ramp up of two major assets, the Barclays Center arena and Westchester's Ridge Hill, which has been slower than originally anticipated. While the arena has received excellent market acceptance and performed well from a revenue standpoint, we do not expect it to achieve stabilization until 2016, as we have stated previously. We anticipate that Ridge Hill will achieve stabilization within that same timeframe, but the current pace of lease-up at the property has not met our expectations. Nonetheless, we remain confident in the outlook for both properties, and we have teams focused on driving results to achieve our targeted returns for both Barclays Center and Ridge Hill.

“A second impact on our near-term operating margins is a function of our strategic decision to reduce our development pipeline as part of building a sustainable capital structure, reducing risk and improving our development ratio. The timing of this transition to a lower level of development activity impacts our results as overhead previously capitalized to active development projects is now expensed. As we align our overhead to this new level of activity, activate new entitled opportunities going forward, and gradually increase development - within the guidelines we have established - we expect improved operating margins.

“Our FFO results also reflect the impact of increased interest expense due to reduced capitalized interest. This is primarily a result of the completion in 2012 and ongoing ramp up of several large development projects, including 8 Spruce Street, Barclays Center and Westchester's Ridge Hill. While those projects were under construction, the related interest expense was capitalized to the projects. With the projects now open and ramping up, less interest is capitalized and, as a result, interest expense is increased. Through the first six months of 2013, the increase in interest expense as a result of reduced corporate capitalized interest was $29.6 million. For the balance of 2013, we expect corporate capitalized interest to be comparable with the second half of 2012.

“Even with these near-term challenges, we continue to see solid fundamentals in our operating portfolio, as reflected by growth in comparable property net operating income in apartments and retail, as well as positive leasing spreads and upticks in comparable occupancy across all of our core products. Net operating income was down in office due to vacancy at One Pierrepont Plaza in Brooklyn. Excluding that property, Comp NOI from our office portfolio was up modestly. Notably, we are in the process of finalizing new leases for approximately half of the space that was vacated over the past year at Pierrepont, and we are actively marketing the remaining space to prospects.

“During the quarter, we continued to make strides on improving our debt metrics and effectively managing maturities. In July, we terminated the put rights associated with our outstanding Puttable Equity-Linked Notes due 2014, which led to substantially all of the notes being put to us in exchange for common stock. Also in July, we issued $300 million of 3.625 percent Convertible Senior Notes due 2020, a portion of the proceeds were utilized to redeem all of our outstanding 6.50 percent Senior Notes due 2017 (on August 23, 2013). During the quarter, we expanded our bank revolving credit facility to $500 million, adding a new line bank and receiving increased commitments from two existing line banks.

“We also continue to focus the company through the disposition of non-core assets and assets in non-core markets. While dispositions are dilutive to our overall results in the near term, we are able to use proceeds to continue to de-lever and to invest in our mature portfolio and higher-value opportunities in core markets. During the second quarter, we closed the sale of the Sheraton Station Square, a hotel in Pittsburgh and the Higbee Building, an office building in Cleveland. At the beginning of the third quarter, we completed disposition of the Liberty Center complex in Pittsburgh. Notably, the Liberty Center transaction included the sale of the Westin Convention Center Hotel, the last hotel in our portfolio. Since the beginning of fiscal 2013, we've completed eight dispositions, generating net cash proceeds of approximately $120 million.”

NOI, Occupancies and Rent
Overall comparable property NOI increased 1.1 percent during the second quarter, compared with the same period in 2012, with increases of 7.1 percent in apartments and 3.5 percent in retail, and a decrease of 4.7 percent in office.

Comparable property NOI, defined as NOI from stabilized properties operated in the three months ended July 31, 2013 and 2012, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Comparable office occupancies increased to 92.8 percent at July 31, 2013, compared with 92.3 percent last year. On a rolling 12-month basis, rent per square foot in new office leases increased 8.2 percent over expiring leases.

At July 31, 2013, comparable retail occupancies were 92.1 percent, up from 91.9 percent in 2012. Sales in the company's regional malls averaged $480 per square foot on a rolling 12-month basis, up from $461 per square foot for the same period in 2012, and up from $476 per square foot in the first quarter of 2013. Year-to-date comparable sales in the company's regional malls increased 1.9 percent, compared with results for the comparable period in 2012. In the second quarter, new, same-space leases in the company's regional malls increased 15.8 percent over prior rents on a rolling 12-month basis.

In the residential portfolio, comparable average occupancies year to date were 94.7 percent, up from 94.4 percent for the comparable period last year. For the first six months of 2013, average monthly residential rents for the company's comparable apartments rose to $1,290, a 3.9 percent increase compared with $1,241 for the comparable period in 2012. Comparable average rents in the company's core markets were $1,681, a 4.7 percent increase from $1,605 for the same period in 2012.

Debt Maturities, Financing Activity and Liquidity
Since January 31, 2013, the company has addressed, through closed loans and committed financings, $679.3 million at full consolidation ($820.3 million at its pro-rata share) of the $835.6 million ($1.0 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2013. Additionally, since January 31, 2013, the company addressed $467.2 million ($452.7 million at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. At July 31, 2013, the company's overall weighted-average cost of debt decreased to 4.95 percent, compared to 5.05 percent at July 31, 2012. Fixed-rate debt represented 82 percent of total debt at July 31, 2013. The company's weighted-average life of its debt increased to 6.9 years at July 31, 2013, from 6.2 years at July 31, 2012.

At the end of the second quarter, the company had $340.4 million at the company's pro-rata share ($306.9 million at full consolidation) in cash on its balance sheet and $310.9 million of available capacity on its bank revolving credit facility (net of a $132.1 million reserve, released in August, for redemption of the company's outstanding Convertible Senior Notes due 2017).

Projects Under Construction
At the end of the second quarter, Forest City had nine projects under construction at a total cost of $409.5 million at the company's pro-rata share ($494.7 million at full consolidation). This compares with $627.1 million at the company's pro-rata share ($1.3 billion at full consolidation), at the end of the second quarter of 2012. Of the nine projects under construction, eight are apartment communities.

Two apartment projects currently under construction are part of Forest City's strategic capital partnership with the Arizona State Retirement System. 2175 Market Street in San Francisco, which began construction in the first quarter of this year, is an 88-unit apartment community expected to be completed in the third quarter of 2014. B2 BKLYN, the first residential tower at Atlantic Yards, will have 363 units, half of which will be reserved for low, moderate and middle income households. B2 BKLYN is being built using a modular construction process in partnership with Skanska USA. The project is expected to open in the fourth quarter of 2014.

At The Yards in Washington, D.C., two projects are under construction, Lumber Shed, a 32,000-square-foot, adaptive-reuse office building with street-level retail, and Twelve12, an apartment/retail project with 218 units above street-level retail. Lumber Shed, which is currently 80 percent leased, is expected to be completed in the third quarter of 2013. Twelve12, where 90 percent of the retail component is leased or committed, is expected to open in the third quarter of 2014.

Also under construction are the following projects:

•	Aster Conservatory Green, a 352-unit apartment community at Stapleton in Denver, expected to open in phases beginning in the third quarter of this year.

•	3700M, a 381-unit apartment community in Dallas. AIG Global Real Estate is the company's strategic capital partner for this project, expected to open in the second quarter of 2014.

•	120 Kingston, a 240-unit apartment community in Boston, with completion anticipated in the second quarter of 2014.

•	1111 Stratford, a 128-unit apartment community in Stratford, Connecticut. Phased opening is expected to begin in the third quarter of 2013.

•	Winchester Lofts, a 158-unit adaptive reuse of a historic industrial building in New Haven, Connecticut. The project is expected to be completed in the third quarter of 2014.

Outlook
"The fundamentals in our operating portfolio are strong. With the portfolio as a solid foundation, we will continue to make progress on our key drivers of operational excellence, improving the balance sheet and focusing on core markets and products," said LaRue. “As we continue to execute against our plan by investing in our mature portfolio and activating our inventory of development opportunities, we are confident in our strategic direction and in our ability to sustain and grow long-term value for our shareholders and other constituents.”

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three and six months ended July 31, 2013 and 2012, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO
Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income plus equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, and impairment of unconsolidated entities) plus interest expense, gain (loss) on extinguishment of debt, depreciation and amortization of unconsolidated entities. The company believes NOI provides management, as well as investors, with additional information about the company's core business operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly titled measures reported by other companies.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(16,281)	$(43,717)	$(35,649)	$(20,965)
Depreciation and Amortization—Real Estate Groups	104,963	72,493	186,403	142,910
Impairment of depreciable rental properties	8,055	3,559	8,055	4,940
Gain on disposition of rental properties	(26,153)	(16,107)	(40,690)	(24,021)
Income tax expense (benefit) adjustments — current and deferred (1)
Gain on disposition of rental properties	11,223	6,229	16,831	9,281
Impairment of depreciable rental properties	(3,124)	(1,380)	(3,124)	(1,916)
FFO	$78,683	$21,077	$131,826	$110,229

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$78,683	$21,077	$131,826	$110,229
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	243	1,110	1,275	2,219
5.000% Convertible Senior Notes due 2016	382	382	765	765
4.250% Convertible Senior Notes due 2018	2,277	2,277	4,554	4,554
3.625% Convertible Senior Notes due 2020	220	—	220	—
FFO for per share data	$81,805	$24,846	$138,640	$117,767
Denominator
Weighted average shares outstanding—Basic	194,745,051	169,454,672	189,865,650	169,331,996
Effect of stock options, restricted stock and performance shares	1,236,260	739,767	1,222,432	838,520
Effect of convertible preferred stock	—	14,550,257	162,501	14,550,257
Effect of convertible debt	24,399,311	33,499,503	28,399,143	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	224,027,377	221,890,954	223,296,481	221,867,031
FFO Per Share	$0.37	$0.11	$0.62	$0.53

(1)	The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
	(in thousands)
Current taxes
Operating earnings	$(25,164)	$(6,295)	$(34,034)	$(10,023)
Gain on disposition of rental properties	4,915	(21,081)	12,601	(16,830)
Subtotal	(20,249)	(27,376)	(21,433)	(26,853)
Discontinued operations
Operating earnings	964	6,556	1,782	6,379
Gain on disposition of rental properties	15,557	—	16,983	1,294
Subtotal	16,521	6,556	18,765	7,673
Total Current taxes	(3,728)	(20,820)	(2,668)	(19,180)
Deferred taxes
Operating earnings	12,075	(8,669)	5,824	4,752
Gain on disposition of rental properties	(4,953)	27,310	(13,351)	22,541
Impairment of depreciable rental properties	(3,124)	(330)	(3,124)	(330)
Subtotal	3,998	18,311	(10,651)	26,963
Discontinued operations
Operating earnings	(145)	(5,831)	(356)	(4,760)
Gain on disposition of rental properties	(4,296)	—	598	2,276
Impairment of real estate	—	(1,050)	—	(1,586)
Subtotal	(4,441)	(6,881)	242	(4,070)
Total Deferred taxes	(443)	11,430	(10,409)	22,893
Grand Total	$(4,171)	$(9,390)	$(13,077)	$3,713

Reconciliation of Operating FFO to FFO - Pro-Rata Consolidation	Three Months Ended July 31,			Six Months Ended July 31,
	2013	2012	% Change	2013	2012	% Change
Portfolio Pre-tax FFO:	(in thousands)			(in thousands)
Commercial Group	$69,579	$59,377		$121,411	$157,932
Residential Group	23,484	31,566		47,328	63,505
Arena	(1,554)	863		(3,568)	2,612
Land Group	2,695	(48,606)		5,551	(47,542)
Adjustments to Portfolio Pre-Tax FFO:
Net loss on land held for divestiture activity	6,459	51,852		6,154	51,852
Abandoned development project write-offs	2,696	12,906		2,776	13,353
Tax credit income	(5,978)	(7,956)		(11,369)	(11,881)
(Gain) loss on extinguishment of portfolio debt	(24,662)	1,313		(24,414)	1,844
Change in fair market value of nondesignated hedges	8,228	(3,340)		9,821	(7,861)
Net gain on change in control of interests	(2,762)	(4,064)		(2,762)	(4,064)
Straight-line rent adjustments	(3,692)	(3,775)		(5,991)	(8,610)
Participation payments	1,908	—		2,498	—
Non-outlot land sales	—	—		(8,927)	(36,484)
Adjustments to Portfolio Pre-Tax FFO subtotal	(17,803)	46,936		(32,214)	(1,851)
Portfolio Pre-tax Operating FFO	76,401	90,136	(15.2)%	138,508	174,656	(20.7)%
Corporate Group Pre-tax FFO	(28,059)	(28,090)		(62,967)	(54,700)
Loss on extinguishment of debt - Corporate Group	—	—		5,026	—
Operating FFO	48,342	62,046	(22.1)%	80,567	119,956	(32.8)%
Nets Pre-tax FFO	268	(8,272)		(2,713)	(15,230)
Add back adjustments to Portfolio Pre-Tax FFO above	17,803	(46,936)		32,214	1,851
Add back loss on extinguishment of debt - Corporate Group	—	—		(5,026)	—
Income tax benefit (expense) on FFO	12,270	14,239		26,784	3,652
FFO	$78,683	$21,077	273.3%	$131,826	$110,229	19.6%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$48,342	$62,046		$80,567	$119,956
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	398	1,812		2,083	3,625
5.00% Convertible Senior Notes due 2016	625	625		1,250	1,250
4.25% Convertible Senior Notes due 2018	3,719	3,719		7,438	7,438
3.625% Convertible Senior Notes due 2020	360	—		360	—
Operating FFO for per share data	$53,444	$68,202		$91,698	$132,269
Denominator
Weighted average shares outstanding—Basic	194,745,051	169,454,672		189,865,650	169,331,996
Effect of stock options, restricted stock and performance shares	1,236,260	739,767		1,222,432	838,520
Effect of convertible preferred stock	—	14,550,257		162,501	14,550,257
Effect of convertible debt	24,399,311	33,499,503		28,399,143	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755		3,646,755	3,646,755
Weighted average shares outstanding - Diluted	224,027,377	221,890,954		223,296,481	221,867,031
Operating FFO Per Share	$0.24	$0.31		$0.41	$0.60

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended July 31, 2013					Three Months Ended July 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$158,507	$7,382	$—	$4,284	$155,409	$133,746	$3,516	$—	$10,557	$140,787
Interest expense	(91,723)	(7,081)	(24,219)	(1,515)	(110,376)	(59,354)	(2,674)	(23,966)	(3,624)	(84,270)
Interest expense of unconsolidated entities	(24,219)	—	24,219	—	—	(23,966)	—	23,966	—	—
Gain (loss) on extinguishment of debt	24,669	—	(7)	—	24,662	—	—	(1,313)	—	(1,313)
Gain (loss) on extinguishment of debt of unconsolidated entities	(7)	—	7	—	—	(1,313)	—	1,313	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(8,319)	844	9,903	—	740	25,612	(169)	(20,034)	—	5,747
Net gain (loss) on land held for divestiture activity	(8,007)	(720)	828	—	(6,459)	(6,458)	3,507	(41,887)	—	(51,852)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	828	—	(828)	—	—	(41,887)	—	41,887	—	—
Net gain (loss) on disposition of rental properties	4,932	—	—	21,221	26,153	—	—	16,107	—	16,107
Gain (loss) on disposition of unconsolidated entities	—	—	—	—	—	16,107	—	(16,107)	—	—
Impairment of consolidated and unconsolidated real estate	(8,055)	—	—	—	(8,055)	(460)	—	(390)	(2,709)	(3,559)
Impairment of unconsolidated real estate	—	—	—	—	—	(390)	—	390	—	—
Depreciation and amortization—Real Estate Groups (a)	(90,712)	(4,612)	(18,114)	(749)	(104,963)	(50,321)	(1,586)	(19,686)	(4,072)	(72,493)
Amortization of mortgage procurement costs	(2,669)	(182)	(771)	(19)	(3,277)	(3,361)	(146)	(813)	(325)	(4,353)
Depreciation and amortization of unconsolidated entities	(18,885)	—	18,885	—	—	(20,499)	—	20,499	—	—
Straight-line rent adjustment	3,585	—	—	107	3,692	3,723	—	—	52	3,775
Earnings (loss) before income taxes	(60,075)	(4,369)	9,903	23,329	(22,474)	(28,821)	2,448	(20,034)	(121)	(51,424)
Income tax benefit (expense)	16,251	—	—	(12,080)	4,171	9,065	—	—	325	9,390
Net gain on change in control of interests	2,762	—	—	—	2,762	6,766	2,702	—	—	4,064

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate, gross of tax	7,491	(844)	(9,075)	—	(740)	16,275	169	(21,853)	—	(5,747)
Net gain (loss) on land held for divestiture activity of unconsolidated entities, gross of tax	828	—	(828)	—	—	(41,887)	—	41,887	—	—
	8,319	(844)	(9,903)	—	(740)	(25,612)	169	20,034	—	(5,747)
Earnings (loss) from continuing operations	(32,743)	(5,213)	—	11,249	(16,281)	(38,602)	5,319	—	204	(43,717)
Discontinued operations, net of tax	11,249	—	—	(11,249)	—	718	514	—	(204)	—
Net earnings (loss)	(21,494)	(5,213)	—	—	(16,281)	(37,884)	5,833	—	—	(43,717)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	5,213	5,213	—	—	—	(5,319)	(5,319)	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	—	—	—	—	—	(514)	(514)	—	—	—
	5,213	5,213	—	—	—	(5,833)	(5,833)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(16,281)	$—	$—	$—	$(16,281)	$(43,717)	$—	$—	$—	$(43,717)
Preferred dividends	—	—	—	—	—	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(16,281)	$—	$—	$—	$(16,281)	$(47,567)	$—	$—	$—	$(47,567)
(a) Depreciation and amortization - Real Estate Groups	$90,712	$4,612	$18,114	$749	$104,963	$50,321	$1,586	$19,686	$4,072	$72,493
Depreciation and amortization - Non-Real Estate	1,145	—	—	—	1,145	576	—	—	—	576
Total depreciation and amortization	$91,857	$4,612	$18,114	$749	$106,108	$50,897	$1,586	$19,686	$4,072	$73,069

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Six Months Ended July 31, 2013					Six Months Ended July 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$310,997	$14,086	$—	$8,329	$305,240	$310,060	$7,483	$—	$19,489	$322,066
Interest expense	(177,974)	(14,411)	(49,273)	(2,761)	(215,597)	(114,244)	(5,396)	(50,298)	(7,345)	(166,491)
Interest expense of unconsolidated entities	(49,273)	—	49,273	—	—	(50,298)	—	50,298	—	—
Gain (loss) on extinguishment of debt	19,431	—	(7)	(36)	19,388	(719)	(188)	(1,313)	—	(1,844)
Gain (loss) on extinguishment of debt of unconsolidated entities	(7)	—	7	—	—	(1,313)	—	1,313	—	—
Equity in (earnings) loss of unconsolidated entities	(14,022)	806	19,236	—	4,408	21,839	(199)	(9,774)	—	12,264
Net gain (loss) on land held for divestiture activity	(7,555)	(720)	681	—	(6,154)	(6,458)	3,507	(41,887)	—	(51,852)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	681	—	(681)	—	—	(41,887)	—	41,887	—	—
Net gain (loss) on disposition of rental properties	4,932	—	(1,510)	37,268	40,690	—	—	16,107	7,914	24,021
Gain (loss) on disposition of unconsolidated entities	(1,510)	—	1,510	—	—	16,107	—	(16,107)	—	—
Impairment of consolidated and unconsolidated real estate	(8,055)	—	—	—	(8,055)	(460)	—	(390)	(4,090)	(4,940)
Impairment of unconsolidated real estate	—	—	—	—	—	(390)	—	390	—	—
Depreciation and amortization—Real Estate Groups (a)	(157,857)	(9,360)	(35,930)	(1,976)	(186,403)	(99,065)	(2,580)	(38,847)	(7,578)	(142,910)
Amortization of mortgage procurement costs	(5,326)	(352)	(1,564)	(50)	(6,588)	(6,063)	(229)	(1,650)	(492)	(7,976)
Depreciation and amortization of unconsolidated entities	(37,494)	—	37,494	—	—	(40,497)	—	40,497	—	—
Straight-line rent adjustment	5,819	—	—	172	5,991	7,793	—	—	817	8,610
Earnings (loss) before income taxes	(117,213)	(9,951)	19,236	40,946	(47,080)	(5,595)	2,398	(9,774)	8,715	(9,052)
Income tax benefit (expense)	32,084	—	—	(19,007)	13,077	(110)	—	—	(3,603)	(3,713)
Net gain on change in control of interests	2,762	—	—	—	2,762	6,766	2,702	—	—	4,064

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate, gross of tax	13,341	(806)	(18,555)	—	(4,408)	20,048	199	(32,113)	—	(12,264)
Net gain (loss) on land held for divestiture activity of unconsolidated entities, gross of tax	681	—	(681)	—	—	(41,887)	—	41,887	—	—
	14,022	(806)	(19,236)	—	(4,408)	(21,839)	199	9,774	—	(12,264)
Earnings (loss) from continuing operations	(68,345)	(10,757)	—	21,939	(35,649)	(20,778)	5,299	—	5,112	(20,965)
Discontinued operations, net of tax	27,777	5,838	—	(21,939)	—	6,667	1,555	—	(5,112)	—
Net earnings (loss)	(40,568)	(4,919)	—	—	(35,649)	(14,111)	6,854	—	—	(20,965)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	10,757	10,757	—	—	—	(5,299)	(5,299)	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	(5,838)	(5,838)	—	—	—	(1,555)	(1,555)	—	—	—
	4,919	4,919	—	—	—	(6,854)	(6,854)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(35,649)	$—	$—	$—	$(35,649)	$(20,965)	$—	$—	$—	$(20,965)
Preferred dividends	(185)	—	—	—	(185)	(7,700)	—	—	—	(7,700)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(35,834)	$—	$—	$—	$(35,834)	$(28,665)	$—	$—	$—	$(28,665)
(a) Depreciation and amortization—Real Estate Groups	$157,857	$9,360	$35,930	$1,976	$186,403	$99,065	$2,580	$38,847	$7,578	$142,910
Depreciation and amortization—Non-Real Estate	2,375	—	—	—	2,375	1,196	—	—	—	1,196
Total depreciation and amortization	$160,232	$9,360	$35,930	$1,976	$188,778	$100,261	$2,580	$38,847	$7,578	$144,106

	Net Operating Income (in thousands)
	Three Months Ended July 31, 2013				Three Months Ended July 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$55,490	$1,706	$—	$53,784	$53,639	$1,668	$—	$51,971	3.5%	3.5%
Total	59,159	1,257	—	57,902	59,428	2,079	1,472	58,821
Office Buildings
Comparable	56,467	2,183	—	54,284	59,044	2,054	—	56,990	(4.4)%	(4.7)%
Total	63,430	3,182	2,554	62,802	61,691	2,091	3,976	63,576
Hotels	1,239	—	1,502	2,741	1,234	—	2,478	3,712
Land Sales	607	—	—	607	14	—	—	14
Other (1)	(12,175)	(75)	110	(11,990)	(11,783)	39	639	(11,183)
Total Commercial Group
Comparable	111,957	3,889	—	108,068	112,683	3,722	—	108,961	(0.6)%	(0.8)%
Total	112,260	4,364	4,166	112,062	110,584	4,209	8,565	114,940
Arena	6,054	2,878	—	3,176	(6,298)	(2,515)	—	(3,783)
Residential Group
Apartments
Comparable	37,475	606	—	36,869	35,113	681	—	34,432	6.7%	7.1%
Total	41,409	764	—	40,645	34,346	751	1,880	35,475
Subsidized Senior Housing	3,769	161	—	3,608	4,712	165	—	4,547
Military Housing	4,515	(10)	—	4,525	7,121	49	—	7,072
Other (1)	(6,739)	(2,000)	118	(4,621)	(993)	142	112	(1,023)
Total Residential Group
Comparable	37,475	606	—	36,869	35,113	681	—	34,432	6.7%	7.1%
Total	42,954	(1,085)	118	44,157	45,186	1,107	1,992	46,071
Total Rental Properties
Comparable	149,432	4,495	—	144,937	147,796	4,403	—	143,393	1.1%	1.1%
Total	161,268	6,157	4,284	159,395	149,472	2,801	10,557	157,228
Land Development Group	10,311	1,225	—	9,086	6,394	715	—	5,679
The Nets	268	—	—	268	(8,272)	—	—	(8,272)
Corporate Activities	(13,340)	—	—	(13,340)	(13,848)	—	—	(13,848)
Grand Total	$158,507	$7,382	$4,284	$155,409	$133,746	$3,516	$10,557	$140,787

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Six Months Ended July 31, 2013				Six Months Ended July 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$111,292	$3,348	$—	$107,944	$108,801	$3,442	$—	$105,359	2.3%	2.5%
Total	121,323	2,415	—	118,908	118,923	4,155	3,044	117,812
Office Buildings
Comparable	111,203	4,385	—	106,818	117,751	4,294	—	113,457	(5.6)%	(5.9)%
Total	119,639	5,544	5,067	119,162	122,803	4,498	8,044	126,349
Hotels	1,391	—	2,628	4,019	1,582	—	3,227	4,809
Land Sales (1)	10,844	—	—	10,844	36,498	—	—	36,498
Other (2)	(22,422)	(499)	212	(21,711)	(17,632)	(177)	1,330	(16,125)
Total Commercial Group
Comparable	222,495	7,733	—	214,762	226,552	7,736	—	218,816	(1.8)%	(1.9)%
Total	230,775	7,460	7,907	231,222	262,174	8,476	15,645	269,343
Arena	10,800	5,149	—	5,651	(10,509)	(4,309)	—	(6,200)
Residential Group
Apartments
Comparable	72,550	1,218	—	71,332	69,316	1,284	—	68,032	4.7%	4.9%
Total	78,768	1,502	220	77,486	71,529	1,525	3,639	73,643
Subsidized Senior Housing	7,664	205	—	7,459	9,111	204	—	8,907
Military Housing	10,377	85	—	10,292	14,663	244	—	14,419
Other (2)	(10,417)	(1,894)	202	(8,321)	(4,284)	285	205	(4,364)
Total Residential Group
Comparable	72,550	1,218	—	71,332	69,316	1,284	—	68,032	4.7%	4.9%
Total	86,392	(102)	422	86,916	91,019	2,258	3,844	92,605
Total Rental Properties
Comparable	295,045	8,951	—	286,094	295,868	9,020	—	286,848	(0.3)%	(0.3)%
Total	327,967	12,507	8,329	323,789	342,684	6,425	19,489	355,748
Land Development Group	13,206	1,579	—	11,627	9,469	1,058	—	8,411
The Nets	(2,713)	—	—	(2,713)	(15,230)	—	—	(15,230)
Corporate Activities	(27,463)	—	—	(27,463)	(26,863)	—	—	(26,863)
Grand Total	$310,997	$14,086	$8,329	$305,240	$310,060	$7,483	$19,489	$322,066

(1)	Includes $8,927 and $36,484 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the six months ended July 31, 2013 and 2012, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.